                                                                   EXHIBIT-5.1

                    ATER WYNNE HEWITT DODSON & SKERRITT, LLP
                          222 S.W. Columbia, Suite 1800
                             Portland, Oregon 97201
                              (503)226-1191 (phone)
                               (503)226-0079 (fax)

                                 July 28, 1997



Board of Directors
Consep, Inc.
213 S.W. Columbia Street
Bend, Oregon  97702

Ladies and Gentlemen:

        In connection with the registration of 300,000 shares of common stock, par value $.01 per share (the "Common Stock"), of Consep, Inc., an Oregon corporation (the "Company"), under the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission on July 28, 1997, and the proposed offer and sale of the Common Stock pursuant to the terms of the Company's 1997 Stock Incentive Plan (the "1997 Plan"), we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

        Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the shares of Common Stock to be offered pursuant to the 1997 Plan, when such shares have been delivered against payment therefor as contemplated by the 1997 Plan, will be validly issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

                                    Very truly yours,

                                    /s/ ATER WYNNE HEWITT DODSON & SKERRITT, LLP

                                    ATER WYNNE HEWITT DODSON & SKERRITT, LLP